New Enterprise Stone & Lime Co., Inc. Announces Closing of Senior Notes Offering

NEW ENTERPRISE, PA., Mar. 15, 2017 -- New Enterprise Stone & Lime Co., Inc. (“NESL” or the “Company”) today announced the closing of its previously announced offering of $200.0 million aggregate principal amount of its 10.125% Senior Notes due 2022 (the “New Notes”) in a private placement.

The Company also announced the settlement of its previously announced cash tender offer to purchase any and all of its 11% Senior Notes due 2018 (the "Existing Notes"). The Company repurchased approximately $196.47 million (or approximately 96.55%) of the outstanding Existing Notes for a purchase price of $1,006.00 per $1,000 principal amount of Existing Notes plus accrued and unpaid interest to, but not including, the settlement date. Following the settlement of the tender offer for the Existing Notes, the Company issued an irrevocable notice of redemption for all remaining Existing Notes and deposited funds with the trustee sufficient to discharge the indenture governing the Existing Notes. The Company utilized the net proceeds of the offering of the New Notes, together with cash on hand and borrowings from its revolving credit facility, to pay the tender offer purchase price and the redemption amount relating to the Existing Notes.

Upon the completion of the notes offering and the settlement of the tender offer, Paul I. Detwiler, III, the Company’s President and Chief Executive Officer remarked “I am extremely pleased with the progress we have made over the past year. With the refinancing of the unsecured notes we have improved our capital structure for the near term by successfully extending the maturity and reducing both the principal and interest requirements of our debt. We will continue implementing our strategic plan, and we look forward to finding additional opportunities to reduce our leverage and fixed charge requirements.”

The New Notes were offered in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About New Enterprise Stone & Lime Co., Inc.
New Enterprise Stone & Lime Co., Inc. is a leading privately held, vertically integrated construction materials supplier and heavy/highway construction contractor in Pennsylvania and western New York and a national traffic safety services and equipment provider. Our core businesses include: (i) construction materials (aggregate production (crushed stone and construction sand and gravel), hot mix asphalt production and ready mixed concrete production), (ii) heavy/highway construction (heavy construction, blacktop paving and other site preparation services) and (iii) traffic safety services and equipment.
Forward-Looking Statements
Statements included herein may constitute forward-looking statements. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no duty to update any forward looking statements made herein.

At the Company:
Al Stone
Chief Financial Officer
814-766-2211
astone@nesl.com
or
Investor Relations Contact:
Gregory FCA
Joe Hassett, SVP
610-228-2110
joeh@gregoryfca.com